Exhibit 99

December 20, 2005

Mr. Barry Rosenstein
JANA Partners LLC
Managing Partner
200 Park Avenue, Suite 3300
New York, NY 10166

Dear Mr. Rosenstein:

I received your letter dated December 16, 2005, and I am very appreciative of JANA being Titan International’s largest shareholder. I will try to answer some of your concerns. First let me state that I do not speak for the Special Committee of Directors or Mr. Billig, its Chairman. The Special Committee has sole authority to evaluate and respond to the offer to buy out Titan’s current shareholders. The Board set up this special independent committee of directors to review and negotiate all offers from interested parties to ensure everyone is treated the same and to determine what is best for shareholders.

As stated in our third quarter earnings release, the Special Committee has its own independent legal counsel and its own independent financial advisor, Jefferies & Company, Inc. One Equity’s offer was made over two months ago and has been very public. Even then there were other inquiries about who may have been interested, but the only offer so far is from One Equity. I can assure you that each Titan Board member will make every effort to do what is in the best interests of Titan shareholders.

Our business is changing at this time because of what is happening to the manufacturing sector of North America. You mention the Goodyear acquisition, which I have been involved with for 21 months. Goodyear could not sell their operation without union approval. It only makes good sense that Titan will not accept any legacy cost. These negotiations have been very long and the tentative agreement was finally agreed to a few weeks ago with the ratification vote set for December 21, 2005. If the new contract is accepted, Titan and Goodyear would close this deal before the end of the year. The Board of Directors has been pushing for 21 months to get this deal done or move on.

Mr. Barry Rosenstein
December 20, 2005

It’s very interesting how you state there should be more information on the Goodyear acquisition and what it means to Titan. Goodyear has stated this business was a challenge to their earnings. We negotiated a union agreement but have not been able to look at what synergy we are able to generate at this time. Any financial assumptions to the pro forma number today would be guesswork. We know tire sales and special contract work for Goodyear will increase revenue to about $250 million, which is already public information. You should also note that Titan’s current sales are approximately $475 million and this acquisition will increase sales to approximately $725 million. In manufacturing it takes 18 to 24 months before you can accurately project earnings.

Your letter also mentions John Deere’s stock price. You forgot to mention Deere’s stock price dropped into the mid to high fifties due to future forecasts on the farm business. Every analyst is predicting a farm downturn in 2006 because of energy costs. Deere’s stock jumped higher when they announced a dividend increase and billion-dollar stock buy back.

You mention Titan Europe’s stock price in Europe. It is public knowledge that Titan International cannot sell its stock for a period of time under a lockup agreement. Titan Europe has been doing very well, but the stock dropped from its high and the new acquisition means a 50% dilution to current shareholders.

It is fine to want a higher price for the stock and you are correct it is up to the stockholders who will have a chance to vote up or down on whatever offer is given to them. If you look at the current Titan situation and add the convertible holders to current shareholders, Titan will have 26 million shares outstanding. If you received $18 per share, that is $468 million for the shareholders. There is approximately $18 million premium the bondholders collect plus approximately $20 million in debt. Anyway you look at it the offer is from nine to ten times EBITDA based on the average of 2004 and 2005. What is the Goodyear acquisition going to bring? That, Mr. Rosenstein, will not be known for 18 to 24 months. Most businesses like Titan are going for five to six times EBITDA. I am hoping you are right, but $17 to me was a fair number.

Mr. Barry Rosenstein
December 20, 2005

I would be honored to have you visit our facility and give you a tour. Looking forward to meeting with you and should you want to reach me, my direct line is 217-221-4395 or my cell is 313-506-7833.

I wish you and your family a very safe and happy holiday season.

Best regards,

/s/ Maurice M. Taylor, Jr.

Maurice M. Taylor, Jr.
Chairman and CEO

MMT/jb